Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES OCTOBER CASH DISTRIBUTION
     DALLAS, Texas, October 20, 2009 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.096663 per unit, payable on November 16, 2009, to unit holders of record on October 30, 2009. Permian’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased from the previous month due primarily to increases in both oil and gas production, an increase in oil pricing offset by a decline in gas pricing, and a decrease in capital expenditures. This would primarily reflect production for the month of August. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 53,111 bbls and 232,843 Mcf. The average price for oil was $66.64 per bbl and for gas was $5.14 per Mcf. Capital expenditures were approximately $596,100. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)
Current Month	53,111	232,843	$66.64	$5.14
Prior Month	42,624	165,126	$60.23	$4.52
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) became the new transfer agent and registrar for Permian Basin Royalty Trust. Unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions at the dedicated toll free number 1-800-358-5861.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085